Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Team, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-184345, No. 333-151151, No. 333-138011, No. 333-74062, No. 333-119346, No. 333-119341, No. 333-209871, No. 333-211495, No. 333-222128, No. 333-225727, and No. 333-232227) on Form S-8 of Team, Inc. of our reports dated March 16, 2020, with respect to the consolidated balance sheets of Team, Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Team, Inc.

Our report dated March 16, 2020 contains explanatory paragraphs that state the Company has changed its method of accounting (i) for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842 (ASC 842), Leases, and (ii) for revenue recognition as of January 1, 2018 due to the adoption of Accounting Standards Codification Topic 606 (ASC 606), Revenue from Contracts with Customers.

Our report dated March 16, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses our opinion that Team Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness has been identified and included in management's assessment related to monitoring controls over certain subsidiary operations being ineffective due to the Company's risk assessment not identifying the need for monitoring controls at these subsidiaries.

(signed) KPMG LLP

Houston, Texas
March 16, 2020